UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2008

AMB Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23182	35-1905382
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No. )

8230 Hohman Avenue, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (219) 836-5870

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2008, American Savings, FSB (the “Bank”), the wholly owned subsidiary of AMB Financial Corporation, executed employment agreements between the Bank and Michael Mellon, President and Chief Executive Officer; Steven A. Bohn, Vice President and Chief Financial Officer; Robert Rossa, Vice President and Todd Williams, Vice President. These employment agreements are effective as of February 13, 2008.

The agreement for Mr. Mellon is for a three year term, the agreement for Mr. Bohn is for a two year term and the agreements for Mr. Rossa and Mr. Williams are for a one year term. Under the agreements, the base salaries for Mr. Mellon, Mr. Bohn, Mr. Rossa, and Mr. Williams are $140,080, $90,732, $80,000 and $80,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits under the employment agreement for any period after termination.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not Applicable.

(b)	Pro Forma Financial Information. Not Applicable.

(c)	Shell Company Transactions. Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between the Bank and Michael Mellon

10.2	Employment Agreement between the Bank and Steven A. Bohn

10.3	Employment Agreement between the Bank and Robert Rossa

10.4	Employment Agreement between the Bank and Todd Williams

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMB FINANCIAL CORPORATION

DATE: February 13, 2008	By:	/s/ Michael Mellon
Michael Mellon
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between the Bank and Michael Mellon

10.2	Employment Agreement between the Bank and Steven A. Bohn

10.3	Employment Agreement between the Bank and Robert Rossa

10.4	Employment Agreement between the Bank and Todd Williams